EXHIBIT 99.3


        EPL
ENERGY PARTNERS, LTD.       NEWS RELEASE      Energy Partners, Ltd.
                                              201 St. Charles Avenue, Suite 3400
                                              New Orleans, Louisiana 70170
                                              (504) 569-1875


--------------------------------------------------------------------------------
For Immediate Release To:                    For Information Contact:
Analysts, Financial Community, Media         Al Petrie  (504) 799-1953
                                                        alpetrie@eplweb.com

--------------------------------------------------------------------------------

                  EPL Announces Successful Exploratory Well and
                 Updates Guidance for the First Quarter of 2003

New Orleans, Louisiana, April 1, 2003...Energy Partners, Ltd. ("EPL") (NYSE:EPL) announced today that it had successfully drilled the State Lease 1486 #1 at Greater Bay Marchand, its first 2003 exploratory well. The Company also provided an update on its guidance for the first quarter of 2003.

Drilling Results

In the Bay Marchand Field, EPL successfully drilled the SL1486 #1 well. Located in 44 feet of water approximately three miles off the Louisiana coast, the well was drilled to a total depth of 10,372 feet (8,417 feet TVD) and encountered a total of 80 feet of net oil and gas pay in four sand objectives. EPL is the operator of the well and owns a 43.6% working interest. The William G. Helis Company, LLC, a privately-owned independent exploration and production company based in New Orleans, owns a 40.4% working interest. ChevronTexaco owns the remaining 16%. The well is currently being completed as a single completion and will be produced from existing platform infrastructure. Initial production is expected by May 2003. ChevronTexaco will operate the well after commencement of production.

First Quarter 2003 Outlook

The Company said that it currently expects first quarter 2003 net earnings to exceed the current consensus earnings estimate of $0.33 per share. Oil and natural gas production is currently averaging approximately 22,000 barrels of oil equivalent (Boe) per day, a record high for EPL. For the first quarter of 2003, the Company expects to report average oil production in the range of 7,900 to 8,100 barrels per day, and average natural gas production in the range of 70 to 72 million cubic feet per day. These production ranges are at the lower end of previous guidance provided by the Company primarily because of adverse weather conditions. Net of the impact of its hedging program, EPL expects its oil price realizations for the quarter to average $27.50 to $28.00 per barrel and its natural gas price realizations to average $6.00 to $6.50 per thousand cubic feet.

The Company indicated that it expected its lease operating expenses to average between $4.50 to $5.00 per Boe for the quarter, below its previously estimated range of $5.00 to $5.50 per Boe. Taxes other than on earnings are expected to average about 5% of revenue, at the higher end of previous guidance. General and administrative expenses are expected to be between $6.5 and $7.0 million for the first quarter, higher than originally anticipated primarily because of the inclusion of the cost of a recently approved employee bonus payout recognizing the Company's excellent operating results in 2002. Depreciation, depletion and amortization expense for the quarter is expected to average between $9.25 to $9.75 per Boe, in line with previous estimates. Exploration expense is expected to be approximately $1.0 to $2.0 million for the first quarter, lower than previously estimated due, in part, to the Company's continued drilling success.

As described in the Company's Annual Report on Form 10-K, filed with the SEC on March 13, 2003, the Company adopted Financial Accounting Standard Board Statement 143 ("Accounting for Asset Retirement Obligations") effective January 1, 2003. The cumulative effect of the adoption of this new standard resulted in an after-tax benefit to net earnings of $2.3 million. The Company noted that it expected diluted average shares outstanding for the quarter to be approximately
32.6 million shares due to the assumed conversion and exercise of its outstanding convertible preferred stock, options and warrants.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.


--------------------------------------------------------------------------------
Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are "forward-looking statements" under
U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.
--------------------------------------------------------------------------------

                                       ###